Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

THE MEXICO FUND, INC.

This Investment Advisory Agreement is made as of April 1, 2014 (“Agreement”) between THE MEXICO FUND, INC., a Maryland corporation (the “Corporation”), and IMPULSORA DEL FONDO MEXICO, SC, a Mexican civil society having its principal office in Mexico City, Mexico (the “Adviser”).

WHEREAS, the Corporation is registered with the United States Securities and Exchange Commission (“SEC”) as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Corporation’s investment objective is long-term capital appreciation through investment in securities, primarily equity, listed on the Mexican Stock Exchange; and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services for the Corporation and the Adviser is willing to furnish such services; and

WHEREAS, this Agreement was approved by a majority of the outstanding voting securities of the Corporation in accordance with the 1940 Act on March 20, 2014;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Appointment of the Adviser. The Corporation appoints the Adviser to act as investment adviser to the Corporation for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation provided.

2. Investment Advisory Services. The Adviser undertakes and agrees:

(a) to manage the investment and reinvestment of the assets of the Corporation, and to make available to the Corporation any necessary research and statistical data in connection therewith;

(b) to review, supervise and administer the investment program of the Corporation;

(c) to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested;

(d) to provide the Corporation with records concerning the Adviser’s activities which the Corporation is required to maintain;

(e) to supervise the selection of the brokers or dealers to carry out portfolio transactions for the Corporation;

(f) to give instructions to the custodian or sub-custodian of the Corporation appointed by the Board of Directors, as to deliveries of securities, transfer of currencies or payments of cash for the account of the Corporation, in relation to the matters contemplated by this Agreement;

(g) to render regular reports to the Corporation’s officers and Board of Directors concerning the Adviser’s discharge of the foregoing responsibilities; and

(h) to take, on behalf of the Corporation, all actions which appear to the Corporation necessary to effect the purchase and sale of securities for the Corporation and the supervisory functions listed above, including the placing of orders for the purchase and sale of securities for the Corporation.

The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Corporation, and in compliance with the provisions of this Agreement, the Articles of Incorporation and By-Laws of the Corporation, each as amended or restated from time to time, and the Corporation’s stated investment objectives, policies and limitations.

3. Compensation. As compensation for the services rendered and the expenses borne by the Adviser pursuant to this Agreement, the Corporation agrees to pay to the Adviser a fee, computed based upon the average daily value of the net assets of the Fund and payable within fifteen days after the end of each calendar month, as set forth in Schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 8 below.

4. Expenses. The Adviser shall bear all expenses incurred by it in connection with its duties and activities under this Agreement. The Adviser further agrees to pay all salaries, fees, and expenses of the Corporation’s directors and officers who are employees, officers, or directors of the Adviser, except for those expenses incurred in connection with the Corporation’s Board of Directors’ or shareholders’ meetings which are reimbursed by the Corporation under the Corporation’s Reimbursement Policy. The Corporation will bear all of its other expenses including expenses of organizing the Corporation; fees and expenses of the Corporation’s directors who are not employees, officers, or directors of the Adviser; interest expense; taxes and governmental fees; brokerage commissions and other expense incurred in acquiring or disposing of the Corporation’s portfolio securities; expenses of preparing stock certificates and other expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Corporation; expenses of registering and qualifying the Corporation’s shares for sale with the SEC and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; expenses of obtaining and maintaining stock exchange listings of the Corporation’s shares; and the expenses of shareholders’ meetings and of the preparation and distribution of reports to shareholders.

5. Compliance. The Adviser shall comply with any and all provisions of the 1940 Act and the Advisers Act, and all provisions of any rules, regulations and orders of the SEC which are now or may, from time to time, be applicable to the Adviser and to its directors, officers, employees and interested persons (as such term is defined in the 1940 Act), and to comply with any and all provisions of the Mexican securities laws, as well as with any rules, regulations and orders promulgated thereunder which are now or may, from time to time, be applicable to the Adviser and to its directors, officers and employees. The Adviser shall assist the Corporation in qualifying as a regulated investment company under the Internal Revenue Code and any and all applicable regulations of the Internal Revenue Service promulgated thereunder.

6. Duration and Termination. This Agreement shall become effective as of the date hereof, shall continue in effect through April 1, 2015, and, thereafter, if not sooner terminated, shall continue in effect from year to year, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Corporation’s Board of Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Corporation (as such term is defined in the 1940 Act), or (b) a majority of the Corporation’s Board of Directors as a whole. Notwithstanding the foregoing, this Agreement may be terminated at any time by the Corporation, without the payment of any penalty, upon vote of a majority of the Corporation’s Board of Directors or a majority of the outstanding voting securities of the Corporation, or by the Adviser, on sixty days’ written notice to the other party.

7. Assignment. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

8. Amendments. This Agreement may be amended only with the approval by the affirmative vote of a majority of the Corporation’s Board of Directors as a whole and a majority of the Corporation’s Board of Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment. Such an amendment shall require the affirmative vote of a majority of the outstanding voting securities of the Corporation (as such term is defined in the 1940 Act), to the extent required by the 1940 Act and the rules thereunder.

9. Short Sales of the Corporation’s Stock. The Adviser agrees that it will not make a short sale of any capital stock of the Corporation or purchase any share of capital stock of the Corporation otherwise than for investment.

10. Liability of the Adviser. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Adviser nor its shareholders, officers, directors, employees or agents shall be subject to, and the Corporation shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred in connection with any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement.

11. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

12. Services Not Exclusive. It is understood that the services of the Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Adviser, or any affiliate thereof, from providing similar services to other investment companies and other clients (whether or not their investment objective and policies are similar to those of the Corporation) or from engaging in other activities. When other clients of the Adviser desire to purchase or sell a security at the same time such security is purchased for the Corporation, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

13. Miscellaneous

(a) This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act, applicable Mexican securities laws, and any rules, regulations and orders of the SEC.

(b) The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) Nothing herein shall be construed as constituting the Adviser an agent of the Corporation.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

THE MEXICO FUND, INC.

By:	/s/ Emilio Carrillo Gamboa
Emilio Carrillo Gamboa
Chairman of the Board of Directors

IMPULSORA DEL FONDO MEXICO, SC

By:	/s/ Alberto Osorio
Alberto Osorio
President and Chief Executive Officer

SCHEDULE A

Fee Schedule

1. First twelve (12) months of operation:

During the first twelve (12) months after this Agreement has entered into force, as compensation for the investment advisory services to be rendered by the Adviser to the Corporation, the Corporation will pay the Adviser an advisory fee on the basis of the average daily value of the net assets of the Corporation (as translated into dollars) for such month, at the annual rate of 1.00% of average daily net assets up to and including $200 million; 0.90% of such assets in excess of $200 million and up to and including $400 million; 0.80% of such assets in excess of $400 million and up to and including $600 million; 0.70% of such assets in excess of $600 million and up to and including $800 million; and 0.60% of such assets in excess of $800 million (the “Base Fee”).

The fee shall be based on the average daily value of the net assets of the Corporation for any period less than a full month during which this Agreement is in effect and shall be prorated according to the proportion which such period bears to a full month. Each fee payment shall be made within fifteen (15) days after the end of each month.

The average daily value of the Corporation’s net assets shall be determined on the basis of the value of all assets held for the account of the Corporation each business day as of the close of business on the Mexican Stock Exchange (the “Exchange”). The method of establishing such value shall be as set forth in the Corporation’s Pricing and Valuation Procedures, as they may be amended from time to time.

2. Beginning in the 13th month of operation:

Performance Adjustment. The Base Fee is calculated daily and paid monthly. The Base Fee will be adjusted proportionately upward or downward each day based upon the investment performance of the Corporation calculated over a rolling 12-month performance period (the “Performance Period”) in accordance with Rule 205-1(a) under the Advisers Act (the “Investment Performance”) relative to the investment record of the Fund’s performance index (the “Index”) over the same Performance Period calculated in accordance with Rule 205-1(b) under the Advisers Act. The Index of the Corporation initially designated by the Board is the Morgan Stanley Capital International Mexico Index. A performance adjustment factor is applied to the average net assets of the Fund over the Performance Period each day a daily fee is calculated. The resulting dollar figure will be added to or subtracted from the Base Fee depending on whether the Fund experienced better or worse performance than the Index.

In the event that the MSCI Mexico Index is materially modified, disrupted or terminated, or the Board determines that another securities index is a more appropriate measure of performance of equity securities listed on the Mexican Stock Exchange, the Board shall, by a vote of the Directors voting in person, including a majority of those Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, replace the MSCI Mexico

Index with another index or other measure of performance of equity securities listed on the Mexican Stock Exchange, which computes the value and performance of such securities, using the same or a substantially similar method of calculation as used in the calculation of the MSCI Mexico Index. In such event, after ten days’ written notice to the Investment Adviser, a successor index may be substituted for the Index in calculating the Performance Adjustment. It is acknowledged that a change in the performance index may alter the subsequent return of the index measure, but performance prior to the change in the performance index will continue to be based on the former performance index.

The performance adjustment factor shall be equal to 0.025% per percentage point that the Investment Performance of the Corporation exceeds the Investment Record of the Index by 2 percentage points during the trailing 12-month period ending on the last business day of the prior month and 0.025% per percentage point that the Investment Performance of the Corporation trails the Investment Record of the Index by 2 percentage points during the trailing 12-month period ending on the last business day of the prior month. The maximum performance adjustment factor is 0.20%. Accordingly, if the Investment Performance of the Corporation exceeds or trails the Investment Record of the Index by 10 percentage points during the trailing 12-month period ending on the last business day of the prior month, the performance factor for the month following that 12- month period will be 0.20%.

The following table illustrates the method used to calculate the Corporation’s performance adjustment factor and corresponding advisory fees at different levels of Investment Performance against the Investment Record of the Index, assuming the Corporation’s assets remain constant at $400 million over the Performance Period:

Percentage point Difference between Investment Performance and Investment Record	Performance Adjustment Factor from Base Fee	Effective Fee, as adjusted, on an Annualized Basis
+10	+0.200	1.150%
+9	+0.175	1.125%
+8	+0.150	1.100%
+7	+0.125	1.075%
+6	+0.100	1.050%
+5	+0.075	1.025%
+4	+0.050	1.00%
+3	+0.025	0.975%
+/- 2	0.00	0.950%
-3	-0.025	0.925%
-4	-0.050	0.900%
-5	-0.075	0.875%
-6	-0.100	0.850%
-7	-0.125	0.825%
-8	-0.150	0.800%
-9	-0.175	0.775%
-10	-0.200	0.750%